Exhibit-15.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We are aware that our report dated May 6, 1999, on our review of interim condensed consolidated financial information of Hypercom Corporation (the "Company") for the three month and nine month periods ended March 31, 1999 and 1998, and included in the Company's quarterly report on Form 10-Q for the quarters then ended, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 333-40457, 333-40459, 333-40461 and 333-40333). Pursuant to Rule
436(c), under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PricewaterhouseCoopers LLP
Phoenix, Arizona

May 6, 1999
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